Part II	Exhibit 15.1

Letter re: Unaudited Interim Financial Information

May 1, 2008

The Board of Directors and Shareholders:

CVS Caremark Corporation

We are aware of the incorporation by reference in the Registration Statements (333-49407, 33-40251, 333-34927, 333-28043, 33-17181, 2-97913, 2-77397, 2-53766, 333-91253, 333-141481 and 333-63664 on Form S-8, and 333-134174 and 333-143110 on Form S-3) of CVS Caremark Corporation of our report dated April 29, 2008 relating to the unaudited consolidated condensed interim financial statements of CVS Caremark Corporation that are included in its Form 10-Q for the quarter ended March 29, 2008.

Very truly yours,

/s/ Ernst & Young LLP